Exhibit 99.6
Nicholson & Company
Real Estate Appraisers & Consultants
August 24th, 2010
Boards of Directors
Gladstone Land Corporation
1521 Westbranch Drive, Second Floor
McLean, Virginia 22102
Members of the Board:
We hereby consent to the use of our firm’s name in the Registration Statement on Form S-11, and amendments thereto, filed or to be filed by Gladstone Land Corporation with the U.S. Securities and Exchange Commission (the “Registration Statement”). Additionally, we consent to the summary of, and reference to, our appraisal report on the property at 252 San Andreas Road, Watsonville, California dated as of July 7th, 2009 in such filings and amendments, including the prospectus of Gladstone Land Corporation contained therein. We consent to the reference to any updated appraisal information we provide on this property. We further consent to the filing of this letter as an exhibit to the Registration Statement.
Sincerely,

/s/ Brian A. Nicholson
Brian A. Nicholson, SRA
President Nicholson & Company

9020 Soquel Dr. #101, Aptos, CA. 95003 * 831-684-1035 * Fax 684-1062 * E-Mail brian@nicholsonco.com